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                                                                  Exhibit (a)(1)

                               EMCORE CORPORATION

                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING
               AN EXERCISE PRICE OF AT LEAST $4.00 FOR NEW OPTIONS

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                    NEW YORK CITY TIME, ON OCTOBER 30, 2002,
                          UNLESS THE OFFER IS EXTENDED.

EMCORE Corporation is offering optionees the opportunity to exchange outstanding stock options having an exercise price of at least $4.00 per share (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). All eligible options which are returned by optionees and accepted by EMCORE for exchange will be canceled upon expiration of this offer. We will grant the new options on the later of May 1, 2003 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

The new options will not be granted until May 1, 2003 at the earliest. You will be at risk during the period between the expiration date of this offering and the date on which your new options will be granted (the "cancellation period"). If, for any reason, you cease to serve as an employee of EMCORE or its subsidiaries during the cancellation period, you will not be eligible to have a new option granted to you at the end of the cancellation period. Similarly, if EMCORE ceases to exist as an independent corporation during the cancellation period, either because it is acquired or for any other reason, or if you cease working for us because your business unit has been sold or for any other reason, you will not be eligible to receive a new option at the end of the cancellation period.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Letter of Transmittal and cover letter (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to the conditions described in Section 6 of this Offer to Exchange.

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                                    IMPORTANT

In order to accept this offer, you must complete and sign the Letter of Transmittal and return it to EMCORE Corporation, 145 Belmont Drive, Somerset, New Jersey 08873, Attn: Stock Option Exchange, before 5:00 p.m., New York City Time, on October 30, 2002. We will not make any exceptions with regard to this deadline; we will not process any acceptance received after this offer expires. You do not need to return your stock option grant agreements for your eligible options to effectively elect to accept this offer.

Optionees who are not accepting this offer are requested to advise us that they are declining the offer by so indicating on their Letter of Transmittal and returning their Letter of Transmittal to the attention of the Stock Option Exchange at the address set forth in the immediately preceding paragraph.

We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL AND COVER LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Shares of our common stock are quoted on the NASDAQ National Market under the symbol "EMKR". On September 26, 2002, the closing price of our common stock on the NASDAQ National Market was $1.88 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to the Stock Option Exchange hotline at option_exchange@emcore.com.

                                       ii
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                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.........................................................  1

THE OFFER..................................................................  9

1.   Number of Options; Expiration Date....................................  9
2.   Purpose of the Offer..................................................  10
3.   Procedures............................................................  12
4.   Change in Election....................................................  13
5.   Acceptance of Options for Exchange and Cancellation and
       Issuance of New Options.............................................  13
6.   Conditions of the Offer...............................................  14
7.   Price Range of Common Stock...........................................  16
8.   Source and Amount of Consideration; Terms of New Options..............  17
9.   Information About EMCORE Corporation..................................  21
10.  Interests of Directors and Officers; Transactions and
       Arrangements About the Options......................................  24
11.  Status of Options Acquired by Us in the Offer; Accounting
       Consequences of the Offer...........................................  24
12.  Legal Matters; Regulatory Approvals...................................  25
13.  Material U.S. Federal Income Tax Consequences.........................  25
14.  Extension of Offer; Termination; Amendment............................  28
15.  Fees and Expenses.....................................................  29
16.  Additional Information................................................  29
17.  Forward Looking Statements; Miscellaneous.............................  30

SCHEDULE A--Information About the Directors and Executive Officers of EMCORE
            Corporation

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal and cover letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all outstanding stock options having an exercise price of at least $4.00 per share that are outstanding under the EMCORE Corporation 2000 Stock Option Plan (as amended, the "2000 Plan") and the EMCORE Corporation 1995 Incentive and Non-Statutory Stock Option Plan (as amended, the "1995 Plan" and, together with the 2000 Plan, the "Plan"). All references to the "Plan" herein shall be deemed to be references to the 1995 Plan or 2000 Plan, as applicable. Except as described herein, the terms of the 1995 Plan and 2000 Plan are substantially identical.

Q2. WHY ARE WE MAKING THE OFFER?

As a company, we are philosophically committed to the concept of our optionees as owners, and in light of recent stock market conditions and the difficulties experienced generally in our industry, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We believe that these options are unlikely to be exercised in the foreseeable future. We felt it appropriate to offer this exchange program, which, together with our regular annual grant process, will help us advance our philosophy.

Q3. ARE THERE CONDITIONS TO THE OFFER?

The offer is subject to the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE
    THE NEW OPTIONS?

You must be the owner of an eligible option that is outstanding as of the date on which our offer expires and, on the grant date, you must be an employee of EMCORE or its subsidiaries. The grant date will be the later of May 1, 2003 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. However, you can not participate in the exchange if you are a director or an executive officer of the Company.

IF YOU AGREE TO EXCHANGE YOUR OPTIONS BUT ARE NOT AN EMPLOYEE OF EMCORE OR ITS SUBSIDIARIES FROM THE DATE YOU RETURN ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL FORFEIT YOUR

ELIGIBLE OPTIONS AND NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. ALSO, YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU CEASE SERVING AS AN EMPLOYEE OF EMCORE OR ITS SUBSIDIARIES DURING THE CANCELLATION PERIOD.

Q5. WHAT IF I AM NOT AN EMPLOYEE OF EMCORE OR ITS SUBSIDIARIES WHEN THE NEW
    OPTIONS ARE GRANTED AND BEGIN TO VEST?

If you believe that you will not be an employee of EMCORE or its subsidiaries when the new options are granted and begin to vest, we recommend that you not accept the offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your relationship with EMCORE ends, you generally will be able to exercise your eligible options that have vested through the date of termination and to the extent, if any, that the stock price exceeds the exercise price of your eligible options. However, if you accept the offer, your eligible options will be canceled. If your relationship ends before the new options are granted, you will not be eligible to receive new options and you will not receive any other consideration.

Q6. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

You will receive one new option for each eligible option that you return, as adjusted for any stock splits, stock dividends and similar events. The exact number of option shares (including shares covered by options that are not eligible options) that you have now is set forth as an attachment to the enclosed Letter of Transmittal. If you elect to exchange any of your eligible options, it will be necessary for you to indicate the option grants that you desire to cancel on the attachment and then return the signed Letter of Transmittal to us at the address that we have described in this offer. All new options will be granted under the same Plan that governed the related canceled options and will be subject to the terms and conditions of that Plan and a new option agreement between you and us.

Q7. WHEN WILL I RECEIVE MY NEW OPTIONS?

The new options will have a grant date that will be the later of May 1, 2003 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. We expect to distribute the new option agreements promptly after the close of business on the grant date. (See Section 5)

Q8. WHY WILL I HAVE TO WAIT TO RECEIVE MY NEW OPTIONS?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense.

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

Q9. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

Each new option will have an exercise price equal to the closing sale price of one share of our common stock on the National Market System of the Nasdaq, Inc. on the grant date or on the first day thereafter on which a selling price is made available to the public. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

We will tell you what the exercise price for the new options is on or about May 1, 2003. The exercise price of any option you tender must be at least $4.00 per share. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

Q10. WHEN WILL THE NEW OPTIONS VEST?

The new options will vest according to the same schedule as the options for which they were exchanged. For example, if you exchanged 1,000 options, 600 of which were already vested, 200 of which were to vest on November 1, 2002 and the remaining 200 of which were to vest on November 1, 2003, you would receive on the grant date (assume May 1, 2003) 1,000 new options, 800 of which would be vested, and 200 of which would vest on November 1, 2003.

Q11. WHEN WILL THE NEW OPTIONS EXPIRE?

The new options will expire at the same time as the options for which they were exchanged (in the absence of an earlier termination).

Q12. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS
     THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

No, except insofar as no new options can be exercised until they are issued.

Q13. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY
     ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

You are not required to exchange all of your eligible options. However, if you exchange any options granted on a particular date, you will be required to exchange all of the options granted to you on that date. In addition, if you choose to exchange any options, you must exchange any options that were issued in the six-month period immediately preceding September 30, 2002, i.e. that were granted after March 30, 2002. The reason for this is that if we allowed you to keep options that were granted within the six-month period prior to the commencement date, we would be required under applicable accounting rules to recognize significant charges in our financial statements, which would reduce our reported earnings for each fiscal quarter that the recently granted options remained outstanding. This could have a negative impact on the performance of our stock price.

Q14. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We believe that the exchange will be treated as a non- taxable exchange and the grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting this offer. If you are an optionee based outside of the United States, we recommend that you consult with your own tax and other advisors to determine the tax and other consequences of this transaction under the laws of the country in which you live and work. (Section 13)

Q15. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS (ISOs)?

If your old options were ISOs, your new options will be ISOs to the maximum extent permitted by law. If your old options were not ISOs, any new options issued in exchange for such options will not be ISOs. In any event, you should be aware that as is required by the Internal Revenue Code, if you receive options otherwise qualifying as incentive stock options that are initially exercisable in any calendar year for shares of common stock that exceed $100,000 in fair market value when the options were granted, the exercise of such options will be treated as the exercise of a non-qualified stock option to the extent of such excess. (Section 8, 13).

Q16. IN THE U.S., WHAT IS THE DIFFERENCE IN TAX TREATMENT BETWEEN NONQUALIFIED
     STOCK OPTIONS AND INCENTIVE STOCK OPTIONS?

When you exercise a nonqualified stock option, you will pay U.S. federal, state and local income taxes and FICA and Medicare taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. For employees, this amount will be reported as income on your W-2 for the year in which the exercise occurs. Also for employees, withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year. You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. In addition, under proposed regulations issued by the U.S. Internal Revenue Service in 2001, FICA and Medicare tax withholding will be required upon the exercise of an incentive stock option on or after January 1 of the year following the second anniversary of the publication by the IRS of final regulations on this issue. The proposed regulations will not become effective unless and until they are published as final regulations.

When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised. If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.

Q17. WHAT ARE THE U.S. TAX IMPLICATIONS OF NOT PARTICIPATING IN THIS OFFER?

We do not believe that our offer to you will change any of the terms of your eligible options if you do not accept the offer. However, the U.S. Internal Revenue Service may characterize our offer to you as a modification of those eligible options that are incentive stock options, even if you decline the offer. A successful assertion by the U.S. Internal Revenue Service that your eligible options have been modified could extend the required period for which you must hold shares purchased under an incentive stock option in order for a sale of the shares to qualify for favorable tax treatment and cause a portion of your eligible options to be treated as nonqualified stock options. If you choose not to exchange your eligible options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the U.S. tax consequences of the exercise of those eligible options and the sale of the common stock that you will receive upon exercise.

Q18. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON EMCORE?

Because of the six month and one day gap between the date on which this offer expires and the date on which the new options are granted, we will not be required to recognize any compensation expense as a result of our exchange offer. Had we selected a shorter period or modified some of the other terms of our offer, the offer could have resulted in variable accounting treatment, potentially requiring EMCORE to recognize additional non-cash compensation expenses on our statement of operations.

Q19. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I KNOW IF IT IS EXTENDED?

The offer expires on October 30, 2002, at 5:00 p.m., New York City Time, unless we extend it. If we extend the offer, it will be necessary for us to defer the grant dates and vesting dates of the new options by the length of the time that we extend the offering period. You should not expect that we will extend the offering period. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. (Section 14)

Q20. WHAT RISKS AM I TAKING IF I EXCHANGE MY ELIGIBLE OPTIONS?

When this offer expires (October 30, 2002, unless we extend the offering period), we will cancel the eligible options that we accept for exchange. We will accept for exchange all eligible options that are returned to us in accordance with the terms and conditions of the offer. We will not grant the new options until the later of May 1, 2003 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

You will have no right to receive new options unless you are an employee of EMCORE on the date that we grant the new options. Thus, you will not receive new options if you cease to work for us because:

         o you voluntarily decide to leave our employ during the cancellation period;

         o you are dismissed by us during the cancellation period with or without cause;

         o you must leave our employ during the cancellation period due to your death or disability; or

         o    you retire during the cancellation period.

We have every reason to believe that EMCORE will continue to exist as an independent public company as of the grant date. However, if we cease to exist as an independent company prior to the grant date, or if you cease working for us because your business unit has been sold, you will not receive your new options. Thus, you will not receive new options if:

         o EMCORE or your business unit is acquired during the cancellation period; or

         o    EMCORE ceases doing business during the cancellation period.

The exercise price of the new options will not be set until the end of the cancellation period. We are certainly hopeful that the market price of our common stock will increase during the cancellation period. It is possible that the exercise price of your new options will be higher than the exercise price of the options that you are returning to us.

The vesting periods of your new options will be the same as for the eligible options that you return to us.

During the cancellation period you will be unable to exercise any of your canceled options previously accepted for exchange. Thus, if our stock price were to increase during the cancellation period, you may have less liquidity -- because you will have no opportunity to exercise any options -- during the cancellation period if you exchange your existing options than if you retain them.

During the period between the date on which this offer expires and the date on which we will be granting the new options, we do not intend to grant any stock options to any person who has agreed to cancel options. Instead, we will defer the grant of any options that we were intending to make to such persons until the grant date.

Q21. WHAT DO I NEED TO DO?

If you decide to accept our offer, you need to make your election, sign the attached Letter of Transmittal, indicate on the attachment to the Letter of Transmittal which of your options you are exchanging and deliver your Letter of Transmittal, with the attachment, to EMCORE Corporation, 145 Belmont Drive, Somerset, New Jersey 08873, Attn: Stock Option Exchange, before 5:00 p.m., New York City Time, on October 30, 2002. If you have questions about delivery, you may contact the Stock Option Exchange hotline at option_exchange@emcore.com. You should review the Offer to Exchange and the accompanying Letter of Transmittal and cover letter and all of their attachments before making your election. We will only accept a paper copy of your Letter of Transmittal. Delivery by email will not be accepted.

If you intend to reject the offer, we would appreciate your indicating your rejection on the Letter of Transmittal and delivering your Letter of Transmittal to EMCORE Corporation, 145 Belmont Drive, Somerset, New Jersey 08873, Attention:
Stock Option Exchange, before 5:00 p.m., New York City Time, on October 30,
2002.

If we extend the offer beyond October 30, 2002, then you must complete, sign and deliver the Letter of Transmittal before the extended expiration of the offer. We may reject any acceptance to the extent that we determine the Letter of Transmittal is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not complete, sign and deliver the Letter of Transmittal before the offer expires, it will have the same effect as if you rejected the offer.

Q22. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

You may change your previous election at any time before 5:00 p.m. New York City Time, on October 30, 2002. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a letter of withdrawal to the attention of the Stock Option Exchange before the offer expires. You may change your election more than once before the expiration of the offer. (Section 4)

Q23. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY ACCEPTANCE
     DOES NOT QUALIFY UNDER THE TERMS OF THE OFFER?

Nothing. If you do not accept the offer, or if we do not accept the options you return because your exchange did not qualify under the terms of our offer, you will keep your current options, and you will not receive any new options pursuant to this offer. No changes will be made to your current options. However, if you are an employee residing in the United States, you choose not to participate in this offer and your eligible option grants are incentive stock options, the U.S. Internal Revenue Service could decide that the offer is a modification of the status of your incentive stock options. A successful assertion by the U.S. Internal Revenue Service that your incentive stock options are modified could extend the required period for which you must hold shares purchased under an incentive stock option in order for a sale of the shares to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. For further details, please consult with your personal tax advisor.

Q24. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Although our Board has approved this offer, neither we nor our Board of Directors are making any recommendation as to whether you should tender or refrain from tendering your eligible options. We recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Under certain circumstances, you could fare worse financially by accepting the offer than if you decide not to accept the offer.

Q25. WHAT SHOULD I DO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact the Stock Option Exchange hotline in accordance with the instructions that we have set forth above. A representative of the Company will do their best to promptly respond to any of your questions about this offer.

                                    THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of at least $4.00 per share. We estimate that as of the date of this offer, options covering 3,450,162 shares of our common stock are eligible for exchange.

You may only return options having an exercise price of at least $4.00 per share. If you exchange any options granted on a particular date, you will be required to exchange all of the options granted to you on that date.

Our offer is subject to the terms and conditions described in this Offer to Exchange and the accompanying Letter of Transmittal and cover letter. We will only accept options that are properly returned and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

Each new option will be exercisable for a number of shares equal to the number of shares covered by the existing option being replaced, as adjusted for any stock splits, stock dividends and similar events. The exact number of option shares that you have now is set forth in an attachment to the enclosed Letter of Transmittal. All new options will be issued under the same Plan that covered the canceled options and a new option agreement between you and us.

IF YOU ARE NOT AN EMPLOYEE OF EMCORE OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE OF EMCORE OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

The term "expiration date" means 5:00 p.m., New York City Time, on October 30, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date on which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish a notice:

         o we increase or decrease what we will give you in exchange for your options; or

         o we increase or decrease the number of options eligible to be exchanged in the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published. A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

2. PURPOSE OF THE OFFER.

We issued the options under the Plan to strengthen EMCORE by providing incentives to our employees to encourage them to devote their abilities and industry to the success of EMCORE's business. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe that in light of recent market conditions, many of these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the closing sales price of our common stock on the grant date, we intend to provide our optionees with the benefit of owning options that over time may have a greater potential to increase in value, create better performances incentives for our optionees and thereby maximize stockholder value. We will not penalize optionees in any respect if they decide not to accept the Offer. Thus, by way of example, employees who decline to participate will remain eligible to receive future option grants notwithstanding the fact that they opted not to participate in our Offer.

We are reserving the right, in the event of a merger or similar transaction, or in the event of a sale of a business unit, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of EMCORE and its stockholders. This could include steps which would preclude current optionees from being eligible to receive new options on the grant date. If we were to take such steps in connection with such a transaction, optionees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

Subject to the foregoing, except as otherwise described or referred to in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         o an extraordinary corporate transaction, such as a merger or reorganization, involving the sale of EMCORE or any of our material subsidiaries;

         o any sale of a material amount of our assets or any subsidiary's assets;

         o any material change in our present dividend policy, or our indebtedness or capitalization;

         o any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

         o    any other material change in our corporate structure or business;

         o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         o our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

         o    the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

         o the acquisition by any person of any of our securities, other than in connection with our employee benefit plans or upon the conversion of outstanding convertible securities; or

         o any material change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

From time to time, we receive inquiries regarding potential transactions which could ultimately result in our acquiring assets or businesses in exchange for our stock, cash or a combination of stock and cash.

Neither we nor our Board of Directors are making any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. We recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Under certain circumstances, you could fare worse financially by accepting the offer than if you decide not to accept the offer. If you accept the offer, we will not grant any options to you prior to the grant date, even if you otherwise would have received grants in the interim. Instead, we will defer the grant of any such "interim" options until after the grant date.

3. PROCEDURES.

MAKING YOUR ELECTION. To make an election to accept this offer, you must complete the Letter of Transmittal by initialing on the attachment which options you are canceling, sign the Letter of Transmittal and deliver the Letter of Transmittal to EMCORE Corporation, 145 Belmont Drive, Somerset, New Jersey 08873, Attn: Stock Option Exchange, before 5:00 P.M. New York City Time on the expiration date. We will only accept a paper copy of your Letter of Transmittal. Delivery by email will not be accepted. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept the offer. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. If you intend to reject this offer, we would appreciate your specifying such rejection in the Letter of Transmittal and returning the Letter of Transmittal to EMCORE Corporation, 145 Belmont Drive, Somerset, New Jersey 08873, Attn: Stock Option Exchange, before 5:00 P.M. New York City Time on the expiration date.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and letters of withdrawal. Our determination of these matters will be final and binding on all parties. We may reject any or all Letters of Transmittal and letters of withdrawal to the extent that we determine that they were not properly executed or delivered or to the extent that we determine that it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Letter of Transmittal or letter of withdrawal with respect to any particular options or any particular option holder. No options will be properly submitted until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities involved in the submission of any options or letters of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange eligible options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly submitted will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly submitted options that have not been validly withdrawn.

4. CHANGE IN ELECTION.

You may only withdraw or otherwise modify your election by following the procedures described in this Section 4. If you elect to accept the offer and exchange your options and you later want to withdraw or otherwise modify your election to reject the offer or to return different eligible options in a manner which complies with this offer, you must submit a change of election to the attention of the Stock Option Exchange in the form of a letter of withdrawal in which you advise us of the change. We will only accept a paper copy of your letter of withdrawal. Delivery by e-mail will not be accepted. The change will be effective only if it constitutes a complete rejection of the offer or if it describes an exchange that is permitted under the terms of this offer. If the letter of withdrawal describes an exchange that is not consistent with the terms of this offer, we have the right, in our discretion, to either treat it as a rejection of the offer or to disregard it and accept the election initially submitted by you.

You may withdraw or otherwise modify your election at any time before 5:00 p.m., New York City Time, on October 30, 2002. If we extend the offer beyond that time, you may withdraw or otherwise modify your election at any time until the extended expiration of the offer.

To withdraw or otherwise modify your election, you must deliver a letter of withdrawal to the attention of the Stock Option Exchange at our Somerset, New Jersey headquarters before the offer expires. The letter of withdrawal must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer.

Neither we nor any other person are obligated to give notice of any defects or irregularities in any letter of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of letters of withdrawal. Our determinations with respect to these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange, and cancel all options properly returned and not validly withdrawn before the expiration date. Promptly after the close of business on the grant date, you will receive your new option agreement. The new options will have a grant date of the later of May 1, 2003 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

Your new options will entitle you to purchase up to the number of shares of common stock covered by your eligible options, as adjusted for any stock splits, stock dividends and similar events. The attachment to your Letter of Transmittal shows all of the option shares that you now own. The options listed on that attachment may include options which are not eligible to be canceled. We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new options that will be granted to the option holder if the option holder continues to be an employee of EMCORE or its subsidiaries on the new grant date.

IF YOU ARE NOT AN EMPLOYEE OF EMCORE OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE OF EMCORE OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly submitted options that have not been validly withdrawn.

6. CONDITIONS OF THE OFFER.

We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time before the expiration date, we determine that any of the following events has occurred:

         o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened in writing to us or our counsel or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impairs the benefits we believe we will receive from the offer;

         o any action is threatened in writing to us or our counsel, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

              o make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer;

              o delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

              o materially impair the benefits we believe we will receive from the offer; or

              o materially and adversely affect our business, condition (financial or other), income, operations or prospects;

         o    there is:

              o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

              o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

              o the decline of the Dow Jones Industrial Average, the NASDAQ National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on September 30, 2002;

              o another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

              o any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                   Schedule 13G with the SEC on or before September 30, 2002;

              o any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 30, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

              o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 indicating that it intends to acquire us or any of our assets or securities or otherwise shall have made a public announcement that it intends to acquire us or any of our assets or securities;

              o any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us; or

              o there shall have occurred any change in generally accepted accounting principles which would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer other than with respect to options granted to optionees who elect to participate in the exchange and who were granted options within the period beginning six months prior to commencement of the exchange period and concluding at least six months and one day following the date we cancel the options accepted for exchange.

The conditions to the offer are for our benefit and must be satisfied or waived by us prior to the expiration date, other than conditions that are subject to applicable law. To the extent we choose to waive any condition, we may do so in our discretion at any time and from time to time before the expiration date, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK.

Our common stock is quoted on the Nasdaq National Market under the symbol "EMKR." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market. Prices are adjusted to give effect to the two-for-one (2:1) stock split that was effective on September 18, 2000.

Quarter ended                          High         Low
-------------                          ----         ---

September 30, 2002
(through Sept. 26).................    $6.00       $1.78
June 30, 2002......................   $10.48       $3.60
March 31, 2002.....................   $16.97       $7.62
December 31, 2001..................   $17.04       $7.67

September 30, 2001.................   $30.64       $7.69
June 30, 2001......................   $44.13      $19.60
March 31, 2001.....................   $52.50      $20.00
December 31, 2000..................   $55.38      $28.25

September 30, 2000.................   $62.50      $28.56
June 30, 2000......................   $61.00      $20.00
March 31, 2000.....................   $86.50      $15.31
December 31, 1999..................   $19.63       $6.03

As of September 26, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $1.88 per share.

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION. Each new option will be exercisable for the number of shares equal to the number of shares covered by the eligible options returned to us, as adjusted for any stock splits, stock dividends and similar events. The exact number of option shares that you now have under all of your options is set forth in the attachment to the enclosed Letter of Transmittal. In order to cancel any options, you will be required to indicate on that attachment which options you intend to cancel by initialing the canceled options. You may only cancel eligible options. If you cancel any options granted to you on a particular date, you must cancel all eligible options granted to you on that date.

If we receive and accept the return of all outstanding eligible options, we will grant new options to purchase a total of 3,450,162 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 9.4% of the total shares of our common stock outstanding as June 30, 2002.

TERMS OF NEW OPTIONS. Each new option will be issued under the same Plan as the option for which it has been exchanged and a new option agreement will be executed between each option holder who accepts the offer and EMCORE. Except with regard to exercise price and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options.

The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options. Assuming that the conditions described above are satisfied and the optionee's exchange of eligible options has been accepted, the optionee will have the right to receive the new options on the grant date if:

         o the optionee remains an employee of EMCORE or its subsidiaries as of the grant date; and

         o    no "Extraordinary Event" has occurred on or before the grant date.

For purposes of this offer, the term "Extraordinary Event" shall mean:

         o a merger, consolidation or other business combination involving EMCORE in which the stockholders of EMCORE immediately prior to such transaction do not own, after such transaction, at least 50% of EMCORE or the corporation or other entity controlling EMCORE;

         o    a sale of all or substantially all of the assets of EMCORE;

         o    the liquidation or dissolution of EMCORE; or

         o the filing of a voluntary petition by us in a bankruptcy proceeding or the filing of an involuntary bankruptcy petition against us which is not dismissed within sixty days after the filing date.

The following description of the Plan is a summary and is not complete. Complete information about the Plan is included in the Plan summary previously circulated to you. Please contact the Stock Option Exchange, c/o EMCORE. to request a copy of the Plan. A copy will be provided promptly and at our expense.

GENERAL. The Plan provides for the granting of stock options to eligible employees. Options granted under the Plan become exercisable in varying amounts determined at the time of the option grants.

As of June 30, 2002, stock options covering 1,086,569 shares were available for grant under the Plan and stock options to purchase 5,397,633 shares were outstanding. If any stock options granted under the Plan expire or terminate for any reason before they have been exercised in full, the shares subject to those expired or terminated options will again be available for issuance pursuant to the Plan.

ADMINISTRATION. The Compensation Committee of our Board of Directors has the exclusive discretionary authority to operate, manage and administer the Plan in accordance with its terms. The Compensation Committee's decisions and actions concerning the Plan are final and conclusive. Within the limitations of the Plan and applicable laws and rules, the Compensation Committee may allocate or delegate its administrative responsibilities and powers under the Plan, and our Board of Directors is permitted to exercise all of the Compensation Committee's powers under the Plan.

The Compensation Committee has broad authority to administer and interpret the Plan. In addition to its other powers under the Plan described in this Prospectus, the Compensation Committee exercises the following authorities and powers under the Plan in accordance with its terms:

    o to determine which eligible employees, officers, directors and/or consultants will receive options under the Plan, the provisions of such options, including the number of shares of our common stock covered by each such option, and the timing of option grants;

    o to establish, amend, waive and rescind rules, regulations and guidelines for carrying out the Plan;

    o to establish, administer and waive terms, conditions, performance criteria, restrictions, or forfeiture provisions, or additional terms, under the Plan, or applicable to options granted under the Plan;

    o to accelerate the vesting or exercisability of options granted under the Plan;

    o    to offer to buy out outstanding options granted under the Plan;

    o to determine the form and content of the option award agreements which represent options granted under the Plan;

    o    to interpret the Plan and option award agreements;

    o to correct any errors, supply any omissions and reconcile any inconsistencies in the Plan and/or any option award agreements; and

    o to take any actions necessary or advisable to operate and administer the Plan.

The Plan grants the Compensation Committee full discretionary authority in its administration of the Plan. Decisions and actions of the Compensation Committee concerning the Plan are final and conclusive. Within the limitations of the Plan and applicable laws and rules, the Compensation Committee may delegate to individuals who are not members of the Compensation Committee, or allocate among its members, its administrative responsibilities and powers under the Plan. Subject to similar limitations, the Board of Directors may exercise any of the Committee's powers under the Plan.

TERM. The term of each option granted under the Plan is fixed by the Compensation Committee at the time of grant. The new options to be granted under the Offer to Exchange will have a the same term as the options they replace, subject to earlier termination in accordance with the provisions of the Plan.

TERMINATION. Under the 2000 Plan, termination of service is covered under stock option agreements furnished at or about the time of the option grant. In general, under those agreements:

    o in the event that an optionee's employment or service with EMCORE is terminated due to the optionee's death, his or her vested options may be exercised at any time within a period up to the earlier of 24 months or the expiration date of such options (at the end of which period, all such options will lapse), by such decedent's executors;

    o in the event that an optionee's employment or service with EMCORE is terminated due to the optionee's permanent disability, his or her vested options may be exercised at any time within a period up to the earlier of 12 months or the expiration date of such options (at the end of which period, all such options will lapse), by the personal administrators of such disabled optionee;

    o in the event that an optionee's employment or service with EMCORE is terminated for any other reason other than "for cause", his or her vested options may be exercised at any time within a period up to the earlier of 90 days or the expiration date of such options (at the end of which period, all such options will lapse); and

    o in the event that an optionee's employment or service with EMCORE is terminated "for cause", his or her vested options may not thereafter be exercised.

With regard to option agreements under the 1995 Plan, such agreements generally provide:

    o in the event that an optionee's employment or service with EMCORE is terminated due to the optionee's death, his or her vested options may be exercised at any time within a period up to the earlier of 24 months or the expiration date of such options (at the end of which period, all such options will lapse), by such decedent's executors;

    o in the event that an optionee's employment or service with EMCORE is terminated due to the optionee's permanent disability, his or her vested options may be exercised at any time within a period up to the earlier of 12 months or the expiration date of such options (at the end of which period, all such options will lapse), by the personal administrators of such disabled optionee; and

    o in the event that an optionee's employment or service with EMCORE is terminated for any other reason, his or her vested options may be exercised at any time within a period up to the earlier of 30 days or the expiration date of such options (at the end of which period, all such options will lapse).

CHANGE IN CONTROL. The Plan generally defines a change of control of EMCORE as the occurrence of at least one of the following events: (1) a reorganization, merger, or consolidation; (2) the sale or disposition of all or substantially all of EMCORE's assets or business; (3) the complete liquidation or dissolution of EMCORE; (4) the purchase by any person or group of 50% or more of the voting power of EMCORE's voting securities (excluding, for this purpose, EMCORE, its employee benefit Plans and certain related persons or entities, or a person that already owns 50% or more of EMCORE's voting securities); or (5) a change in the membership of a majority of the incumbent directors constituting the Board of Directors as of February 16, 2000 (or in the case of options granted under the 1995 plan as of the date of such grant), provided that any new directors approved by a majority of such incumbent directors, including those directors similarly approved, shall not be treated as new directors for this purpose. The occurrence of an event described in clause (1) above will not constitute a change in control if: (A) former EMCORE stockholders continue to own more than 50% of the voting power of the successor entity's voting securities, in substantially the same proportion as their pre-existing ownership of EMCORE's voting securities; (B) no person or group owns 50% or more of the voting power of the successor entity (excluding, for this purpose, EMCORE or certain related persons or entities or a person with a pre-existing such 50% ownership of EMCORE) and (C) a majority of the board of directors of the successor entity were members of EMCORE's incumbent Board of Directors immediately prior to the execution of the agreement providing for the reorganization, merger, or consolidation.

EXERCISE PRICE. The exercise price of each option granted under the Plan is determined by the Compensation Committee at the time of grant. The new options will have an exercise price equal to the closing sale price of one share of our common stock on the National Market System of the Nasdaq, Inc. on the close of business on the grant date of the new options or on the first day thereafter on which such a closing sale price is made available to the public.

TAX CONSEQUENCES. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an optionee based outside of the United States, we recommend that you consult with your own tax and other advisors to determine the tax and other consequences of this transaction under the laws of the country in which you live and work.

REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of EMCORE, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9. INFORMATION ABOUT EMCORE

         EMCORE designs, develops and manufactures compound semiconductor wafers and devices and is a leading developer and manufacturer of the tools and manufacturing processes used to fabricate compound semiconductor wafers and devices. Compound semiconductors are composed of two or more elements and usually consist of a metal, such as gallium, aluminum or indium, and a non-metal such as arsenic, phosphorus or nitrogen. Many compound semiconductors have unique physical properties that enable electrons to move through them at least four times faster than through silicon-based devices and are therefore well suited to serve the growing need for efficient, high performance electronic systems.

         EMCORE offers a comprehensive portfolio of products and systems for the rapidly expanding broadband, wireless communications and solid state lighting markets. We have developed extensive materials science expertise and process technology to address our customers' needs. Customers can take advantage of our vertically integrated solutions approach by purchasing custom-designed wafers and devices from us, or by manufacturing their own devices in-house using one of our metal organic chemical vapor deposition (MOCVD) production systems configured to their specific needs. Our products and systems enable our customers to cost effectively introduce new and improved high performance products to the market faster in high volumes.

         Growth in our industry is driven by the widespread deployment of fiber optic networks, introduction of new wireless networks and services, rapid build-out of satellite communication systems, increasing use of more power efficient lighting sources, increasing use of electronics in automobiles and emergence of advanced consumer electronic applications. In addition, the demands for higher volumes of a broad range of higher performance devices have resulted in manufacturers increasingly outsourcing their needs for compound semiconductor wafers and devices. Our expertise in materials science and process technology provides us with a competitive advantage to manufacture compound semiconductor wafers and devices in high volumes.

         Our principal executive offices are located at 145 Belmont Drive, Somerset, New Jersey 08873, and our telephone number is (732) 271-9090.

         Set forth below is selected consolidated historical financial and other data as of and for the five years ended September 30, 2001, and as of and for the nine months ended June 30, 2001 and June 30, 2002. The selected consolidated historical financial and other data as of September 30, 2000 and 2001 and for each of the five years in the period ended September 30, 2001 were derived from our consolidated financial statements and related notes audited by Deloitte & Touche LLP, independent auditors. The selected consolidated historical financial and other data as of and for the nine months ended June 30, 2001 and June 30, 2002 have been derived from our unaudited consolidated historical financial statements and, in the opinion of our management, have been prepared on a basis consistent with our historical consolidated financial statements and include all adjustments (which consist of normal recurring accruals) that are considered by management to be necessary for fair presentation of such financial information. Operating results for the nine months ended June 30, 2002 are not necessarily indicative of the results that may be expected for future periods. The selected consolidated historical financial and other data presented below should be read in conjunction with our historical consolidated financial statements and notes thereto.

                                                                For the Fiscal Years                              Nine Months
                                                                 Ended September 30,                             Ended June 30,
                                            -------------------------------------------------------------    ----------------------
                                               1997         1998         1999         2000         2001         2001         2002
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Statements of Operations data                          (in thousands, except per share amounts)
Revenue .................................   $  47,752    $  43,760    $  58,341    $ 104,506    $ 184,614    $ 136,567    $  62,490
Cost of revenues ........................      30,094       24,676       33,158       61,301      114,509       82,027       66,548
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
          Gross profit (loss) ...........      17,658       19,084       25,183       43,205       70,105       54,540       (4,058)

Operating expenses:
   Selling, general and administrative ..       9,346       14,082       14,433       21,993       29,851       21,631       23,003
   Goodwill amortization ................          --        3,638        4,393        4,392        1,147          992           --
   Research and development:
        Recurring .......................       9,001       16,495       20,713       32,689       53,391       39,066       32,970
        One-time acquired in-process ....          --       19,516           --           --           --           --           --
   Impairment and restructuring .........          --           --           --           --           --           --       35,939
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
           Total operating expenses .....      18,347       53,731       39,539       59,074       84,389       61,689       91,912

Operating loss ..........................        (689)     (34,647)     (14,356)     (15,869)     (14,284)      (7,149)     (95,970)

     Stated interest (income) expense
        net .............................         520          973          866       (4,492)      (2,048)      (2,354)       4,371
     Imputed warrant interest expense ...       3,988          601        1,136          843           --           --           --
     Other (income) expense .............          --           --           --           --      (15,920)      (5,890)      13,262
     Equity in net loss of
        unconsolidated affiliates .......          --          198        4,997       13,265       12,326       10,525        1,997
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
            Total other (income)
              expense ...................       4,508        1,772        6,999        9,616       (5,642)       2,281       19,630
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Loss before income taxes,
   extraordinary item and cumulative
   effect of change in accounting
   principle ............................      (5,197)     (36,419)     (21,355)     (25,485)      (8,642)      (9,430)    (115,600)
   Provision for income taxes ...........         137           --           --           --           --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Loss before extraordinary item and
   cumulative effect of change in
   accounting principle .................      (5,334)     (36,419)     (21,355)     (25,485)      (8,642)      (9,430)    (115,600)
   Extraordinary item ...................         285           --        1,334           --           --           --           --
   Cumulative effect of change in
   accounting principle .................          --           --           --           --        3,646        3,646           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net loss ................................   $  (5,619)   $ (36,419)   $ (22,689)   $ (25,485)   $ (12,288)   $ (13,076)   $(115,600)
                                            =========    =========    =========    =========    =========    =========    =========

Loss per basic and diluted share
   before extraordinary item and
   cumulative effect of change in
   accounting principle .................   $   (0.57)   $   (2.08)   $   (1.03)   $   (0.82)   $   (0.25)   $   (0.28)   $   (3.17)
                                            =========    =========    =========    =========    =========    =========    =========

Net loss per basic and diluted share ....   $   (0.60)   $   (2.08)   $   (1.09)   $   (0.82)   $   (0.36)   $   (0.38)   $   (3.17)
                                            =========    =========    =========    =========    =========    =========    =========

Weighted average shares used in
  calculating per share data
                                                9,338       17,550       21,180       31,156       34,438       34,256       36,496
                                            =========    =========    =========    =========    =========    =========    =========
Pro forma loss before
   extraordinary item (1)................                             $ (16,962)   $ (21,093)   $ (11,141)   $ (12,084)
                                                                      =========    =========    =========    =========
Pro forma net loss (1)...................                             $ (18,296)   $ (21,093)   $ (11,141)   $ (12,084)
                                                                      =========    =========    =========    =========
Pro forma loss per basic and diluted
   share before extraordinary item (1)...                             $   (0.80)   $   (0.68)   $   (0.32)   $   (0.35)
                                                                      =========    =========    =========    =========
Pro forma net loss per basic and
   diluted share (1).....................                             $   (0.86)   $   (0.68)   $   (0.32)   $   (0.35)
                                                                      =========    =========    =========    =========

Note (1) - Pro forma results assume SFAS 142 had been adopted as of the first day of the period presented. As a result, goodwill amortization has been excluded.

                                                              As of September 30,                      As of June 30,
                                             ----------------------------------------------------   -------------------
                                               1997       1998       1999       2000       2001       2001       2002
                                             --------   --------   --------   --------   --------   --------   --------
Balance Sheet data                                              (in thousands)

Working capital (deficiency)............     $ 12,156   $ (2,017)  $ 20,690   $111,587   $201,213   $208,333   $120,961
Total assets............................       39,463     73,220     99,611    243,902    403,553    424,718    293,500
Long-term liabilities...................        7,577     26,514      9,038      1,295    175,046    176,627    175,102
Redeemable convertible preferred stock..            -          -     14,193          -          -          -          -
Shareholders' equity....................       21,831     19,580     61,623    199,322    197,127    198,106     95,585

As of June 30, 2002, our book value per share of common stock was $2.61.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of September 26, 2002, our executive officers and non-employee directors (16 persons) as a group held options outstanding under our option plans to purchase a total of 1,717,887 shares of our common stock. None of those options are eligible for exchange under this offer.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible options that we acquire in connection with the offer will be canceled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plan and for issuance upon exercise of the new options without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

Except as described below, we do not believe that we will record any compensation expense as a result of the offer because:

    (a) we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

    (b) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

We may incur compensation expense, however, if we grant any options having an exercise price less than the exercise price of the tendered option to any tendering option holder within the period beginning six months prior to commencement of the exchange period and concluding at least six months and one day following the date we cancel the options accepted for exchange. As a result, if you wish to participate in the exchange offer, you must tender any options that were granted prior to March 30, 2002.

12. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to the conditions described in Section 6.

13. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

General. The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder. If you are an employee residing outside the United States, the discussion in this Section 13 generally will not apply to you. We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer to exchange. We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

At the grant date of the new options, you will also not be required to recognize additional income for U.S. federal income tax purposes. The grant of new options is not recognized as taxable income in the United States.

U.S. Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current U.S. income tax if you elect to exchange your incentive stock options in exchange for new options. If you exchange your incentive stock options and we accept your incentive stock options, any new options you are granted will not qualify as incentive stock options and will be treated as nonqualified stock options. Accordingly, you will be subject to different tax treatment than if you held incentive stock options. You should refer to the discussion below under "U.S. Federal Income Tax Consequences of Nonqualified Stock Options" for a general discussion of the U.S. federal income tax treatment of your new options.

We do not believe that our offer to you will change any of the terms of your eligible options if you do not accept the offer. However, if you choose not to accept this offer, it is possible that the U.S. Internal Revenue Service could decide that the right to exchange your incentive stock options under this offer is a modification of your incentive stock options. A successful assertion by the U.S. Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

Under current U.S. law, you should not have realized taxable income when the incentive stock options were granted to you under our option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. In addition, under proposed regulations issued by the U.S. Internal Revenue Service in 2001, FICA and Medicare tax withholding will be required upon the exercise of an incentive stock option on or after January 1 of the year following the second anniversary of the publication of final regulations on this issue by the IRS. The proposed regulations will not become effective unless and until they are published as final regulations. Except in certain circumstances that are described in our option plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

If you sell common stock that you acquire by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

If the disposition of the common stock you receive when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we is known as a disqualifying disposition, then the lesser of (a) the excess of the fair market value of the Class A common stock on the date the option was exercised over the exercise price, or (b) subject to certain exceptions, the excess of the sales proceeds over the exercise price, will be taxable ordinary income to you at the time of the sale. The remaining amount of the gain, if any, in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will generally not be treated as a taxable sale of the returned shares. However, if you acquired the shares being returned when you exercised an incentive stock option and have not satisfied the special holding period requirements summarized above, the return of the shares will be treated as a disqualifying disposition of those shares and the tax consequences described in the preceding paragraph will apply. The tax basis of the shares of common stock returned to pay the exercise price will be transferred to an equal number of shares of common stock received upon the exercise of the option and the holding period for such new shares will include the holding period of the returned shares. The remaining shares you acquire on the exercise of the option at that time will have a tax basis equal to the amount of cash, if any, that you pay to exercise the option; however, if you do not pay any amount to exercise the option other than the returned shares, such remaining shares will have a tax basis of zero. Your holding period for such remaining shares will begin on the date the option is exercised. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercise the option will be treated for U.S. tax purposes as if you had paid the exercise price for the incentive stock option in cash.

If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, subject to certain limitations, we will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable tax reporting requirements.

U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current U.S. law, you will not realize taxable income upon the grant of nonqualified stock options under our option plans. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you and, if you are an employee, then you will be subject to withholding of income and U.S. employment taxes at that time. Subject to certain limitations, we will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable tax reporting requirements.

If you pay the exercise price of a nonqualified stock option by returning shares of common stock with a fair market value equal to part of all of the exercise price, the exchange of shares generally will not be treated as a taxable sale of the returned shares. However, if you acquired the shares being returned upon the exercise of an incentive stock option and have not satisfied the special holding period requirements described above under the heading "U.S. Federal Income Taxes Consequences of Incentive Stock Options", the return of the shares will be treated as a disqualifying disposition of the those shares and the tax consequences described above for disqualifying dispositions of shares acquired under incentive stock options will apply. The tax basis of the shares of common stock returned to pay the exercise price will be transferred to an equal number of shares of common stock received upon the exercise of the option and the holding period for such new shares will include the holding period of the returned shares. The remaining shares you acquire on the exercise of the option at that time will have a tax basis equal to the amount of cash, if any, that you pay to exercise the option; however, if you do not pay any amount to exercise the option other than the returned shares, such remaining shares will have a tax basis of zero. Your holding period for such remaining shares will begin on the date the option is exercised. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized at the time of exercise. These capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

Prior to the expiration date, we may postpone accepting and canceling any eligible option if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must return the surrendered options promptly after we terminate or withdraw the offer.

As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

    o we increase or decrease what we will give you in exchange for your options; or

    o we increase or decrease the number of options eligible to be exchanged in the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer to exchange.

16. ADDITIONAL INFORMATION.

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a) our annual report on Form 10-K for our fiscal year ended September 30, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on April 23, 2002;

(b) our quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2001, March 31, 2002 and June 30, 2002; and

c) the description of our common stock included in our registration statement on Form 8-A, as filed with the SEC, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 0-22175. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

450 Fifth Street, N.W.
Suite 1400 Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "EMKR" and our SEC filings can be read at the following Nasdaq address:

        Nasdaq Operations
        1735 K Street, N.W.
        Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

        EMCORE Corporation
        Attn: Investor Relations
        145 Belmont Drive
        Somerset, New Jersey 08873

or by telephoning us at (732) 271-9090 on weekdays between the hours of 9:00 a.m. and 5:00 p.m., New York City Time.

As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about EMCORE should be read together with the information contained in the documents to which we have referred you.

17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements include, without limitation, (a) any statements or implications regarding EMCORE's ability to remain competitive and a leader in its industry, and the future growth of EMCORE, the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its restructuring and realignment efforts, including (i) expected cost reductions and their impact on EMCORE's financial performance, (ii) expected improvement to EMCORE's product and technology development programs, and (iii) the belief that the restructuring and realignment efforts will position EMCORE well in the current business environment and prepare it for future growth with increasingly competitive new product offerings and long-term cost structure; (c) statements regarding the anticipated cost of the restructuring and realignment efforts; (d) statements regarding the anticipated charges to be recorded by EMCORE to reduce the carrying value of excess and obsolete inventory and doubtful accounts; and (e) any and all guidance provided by EMCORE regarding its expected financial performance in current or future periods, including, without limitation, with respect to anticipated revenues for the fourth quarter of Fiscal 2002 and subsequent periods. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (1) EMCORE's restructuring and realignment efforts may not be successful in achieving their expected benefits, may be insufficient to align EMCORE's operations with customer demand and the changes affecting our industry, or may be more costly than currently anticipated; (2) due to the current economic slowdown, in general, and setbacks in our customers' businesses, in particular, our ability to predict EMCORE's financial performance for future periods is far more difficult than in the past; and (3) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth, increased competition, delays in developing and commercializing new products, and other factors. All such forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to statements made by EMCORE in connection with our offer.

If, at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

We and our Board recognize that the decision to accept our offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from EMCORE is limited to this document, the accompanying cover letter and the enclosed Letter of Transmittal.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ACCOMPANYING COVER LETTER AND THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

EMCORE CORPORATION                          SEPTEMBER 30, 2002

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND

                    EXECUTIVE OFFICERS OF EMCORE CORPORATION

The directors and executive officers of EMCORE, their ages and their positions and offices as of September 26, 2002, and the number of shares of common stock covered by all options that they owned as of September 26, 2002 are set forth in the following table:

Name                       Title                        Number of Options
----                       -----                        -----------------
Thomas J. Russell          Chairman of the Board        0
Reuben F. Richards, Jr.    Director and CEO             353,824
Thomas G. Werthan          Director and CFO             285,370
Richard Stall              Director and CTO             329,768
Robert Louis-Dreyfus       Director                     0
Charles Scott              Director                     0
Shigeo Takayama            Director                     0
Robert Bogomolny           Director                     0
Larry Kapitan              Program Mgr. -- Technology   110,000
Scott Massie               General Mgr. -- Abq/LA       0
Bruce Nonnemaker           General Mgr. -- NJ           0
Howard Brodie              VP, General Counsel          135,000
Earl Fuller                VP                           60,000
Tom Gmitter                CIO                          50,000
Hong Hou                   VP                           298,925
Tom Miehe                  VP                           95,000

None of the above options are eligible for exchange under this offer.

The address of each director and executive officer is: c/o EMCORE Corporation, 145 Belmont Drive, Somerset, New Jersey 08873 and the telephone number at such address for each such director and executive officer is (732) 271-9090.

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

                                OFFER TO EXCHANGE

                             OUTSTANDING OPTIONS TO

                        PURCHASE COMMON STOCK, PAR VALUE

                       $.01 PER SHARE, HAVING AN EXERCISE

                        PRICE OF AT LEAST $4.00 PER SHARE

                                       OF

                               EMCORE CORPORATION

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to the Stock Option Exchange hotline at option_exchange@emcore.com

September 30, 2002

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